Exhibit 10.1

*** TEXT OMITTED AND FILED SEPARATELY, CONFIDENTIAL TREATMENT REQUESTED

CREDIT AGREEMENT

dated as of September 30, 2011

among

KNOXVILLE HMA HOLDINGS, LLC,

as the Borrower

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

THE ROYAL BANK OF SCOTLAND PLC

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

SUNTRUST ROBINSON HUMPHREY, INC.,

as Sole Lead Arranger

SUNTRUST ROBINSON HUMPHREY, INC.,

DEUTSCHE BANK SECURITIES INC.,

RBS SECURITIES INC. AND

WELLS FARGO SECURITIES, LLC,

as Joint Book Runners

Schedules

Schedule I	-	Commitment Amounts
Schedule 4.15	-	Subsidiaries
Schedule 4.17-1		Locations of Real Property
Schedule 4.17-2		Locations of Chief Executive Office, Taxpayer Identification Number, Etc.
Schedule 4.17-3	-	Changes in Legal Name, State of Formation and Structure
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 2.10	-	Form of Note
Exhibit 5.1	-	Form of Compliance Certificate
Exhibit 5.10	-	Form of Joinder Agreement
Exhibit 11.4	-	Form of Assignment and Acceptance

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2011 by and among KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as Issuing Bank and as Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders (a) establish a $150,000,000 revolving credit facility in favor of, and (b) make term loans in an aggregate principal amount equal to $360,000,000 to, the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of and severally to make the term loans to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” shall mean Mercy Health Partners, Inc., a Tennessee nonprofit corporation.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all or a substantial portion of the assets of such Person or a division or business unit of such Person.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall mean SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agency Fee Letter” shall mean that certain agency fee letter, dated as of July 1, 2011, executed by SunTrust Bank and accepted by Borrower.

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders at any time outstanding. On the Closing Date, the aggregate amount of the Aggregate Revolving Commitments is ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

“Agreement” shall mean this Credit Agreement.

“Annual Financial Statements” shall mean the unaudited consolidated and consolidating balance sheet of the Acquired Business and its Subsidiaries as of December 31, 2009 and December 31, 2010, and the related consolidated and consolidating statements of income or operations of the Acquired Business and its Subsidiaries for the fiscal years then ended.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, a percentage per annum determined by reference to the applicable Consolidated Leverage Ratio in effect on such date as set forth in the table below; provided, that a change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 1 as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2012 are required to be delivered shall be at Level 1 as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Consolidated Leverage Ratio	Eurodollar Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	> ***	4.00%	3.00%	0.50%
2	< *** but > ***	3.75%	2.75%	0.50%
3	< ***	3.50%	2.50%	0.50%

“Appraisal” means a written report stating a specific numerical value of the “going concern” allocated between the real property, furniture, fixtures, equipment and business value, if any, that (a) satisfies the requirements of Title XI of FIRREA and all other applicable legal requirements, all as in effect on the date of such appraisal, (b) is prepared by a qualified appraiser that is (i) engaged by the Administrative Agent and (ii) reasonably acceptable to the Borrower and (c) is otherwise reasonably acceptable to the Administrative Agent.

“Appraised Value” shall mean, with respect to any Mortgaged Property, the “going concern value” (as such term is defined in FIRREA) of such Mortgaged Property, in each case as set forth in the most recent Appraisal delivered to the Administrative Agent pursuant to the terms of this Agreement.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger and joint book runner.

“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of obsolete or worn out property or other property not necessary for operations of the Borrower and its Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of the Borrower or any Subsidiary; (f) the sale or disposition of Permitted Investments for fair market value in the ordinary course of business; and (g) the disposition of shares of Capital Stock of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit 11.4 attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Amount” shall mean the maximum dollar amount of obligations arising any Bank Products.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising out of any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Products to any Loan Party is a Lender or an Affiliate of a Lender. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time. The Bank Product Amount may not be increased, and no new agreements for Bank Products may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds rate, as in effect from time to time, plus one-half of one percent ( 1/2%) per annum and (c) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period and (b) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars to the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Change of Control” shall mean an event or series of events (a) by which the Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of the Borrower, (b) by which the Parent shall cease to have the ability to elect all of the board of directors or equivalent governing body of the Borrower or (c) which constitutes a “Change of Control” under the Parent Credit Agreement.

“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing Date” shall mean the date hereof.

“Closing Date Acquisition” shall mean the Acquisition by the Borrower of all or substantially all assets of the Acquired Business and its Subsidiaries pursuant to the Closing Date Acquisition Documents.

“Closing Date Acquisition Documents” shall mean that certain Asset Purchase Agreement dated as of June 30, 2011 among the Borrower, the Parent, Catholic Health Partners and the Acquired Business (including all disclosure schedules and exhibits attached thereto) and all material agreements entered into in connection therewith (including all disclosure schedules and exhibits attached thereto).

“CMS” shall mean the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance) and other federal health-related programs.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement, any Mortgage and other security documents executed and delivered by any Loan Party pursuant to Section 5.12.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate amount not to exceed $2,000,000, (v) any losses related to the St. Mary’s Medical Center of Scott County, Inc. for such period and (vi) all cash costs and expenses incurred in connection with workforce reductions from the closing date through December 31, 2011 and (vii) the Management Fee for such period and minus (c) to the extent included in determining Consolidated Net Income for such period, without duplication, any gains related to the St. Mary’s Medical Center of Scott County, Inc. for such period.

“Consolidated Excess Cash Flow” shall mean for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) decreases in working capital minus (c)(i) Capital Expenditures made during such period (other than Capital Expenditures financed with Indebtedness (other than Loans)), (ii) Consolidated Interest Expense paid in cash during such period, (iii) Permitted Tax Distributions and cash taxes paid during such period, (iv) scheduled principal payments made on Consolidated Total Debt during such period (excluding payments of Revolving Loans unless such payment is coupled with a corresponding reduction in the Aggregate Revolving Commitments) and (v) increases in working capital.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA less (i) the actual amount paid by the Borrower and its Subsidiaries in cash on account of Capital Expenditures, less (ii) income tax expense and Permitted Tax Distributions (without duplication) paid in cash during such period and less (iii) any portion of the Management Fee paid in cash during such period to (b) Consolidated Fixed Charges, in each case measured on a consolidated basis as of the last day of the most recently ended four consecutive Fiscal Quarters for which financial statements are required to have been delivered pursuant to Sections 5.1(a) or (b); provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, (x) the components of clauses (a) and (b) above (other than the Management Fee in clause (a) and Restricted Payments in clause (b)) for the period ended March 31, 2012 shall be the actual amount of such components for the period of two fiscal quarters then ended multiplied by two (2) and (y) the components of clauses (a) and (b) (other than the Management Fee in clause (a) and Restricted Payments in clause (b)) above for the period ended June 30, 2012 shall be the actual amount of such components for the period of three fiscal quarters then ended multiplied by one and one-third (1 1/3).

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense paid in cash for such period, (b) scheduled principal payments made on Consolidated Total Debt during such period (without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period) and (c) Restricted Payments (other than Restricted Payments permitted pursuant to Section 7.5(a) or (c)) paid during such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of the four consecutive Fiscal Quarters most recently ended for which financial statements are required to have been delivered pursuant to Sections 5.1(a) or (b).

“Consolidated Net Income” shall mean for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (i) of the definition thereto.

“Contract Provider” shall mean, with respect to any Person, any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract or other arrangement with the Borrower or any Subsidiary.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make (i) a Loan or (ii) a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each such condition precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) such Lender has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder (unless such notification or public statement is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each such conditions precedent, together with any applicable Default, shall be specifically identified in such notification or public statement) cannot be satisfied), or has stated publicly that it will not comply with any such funding obligations generally under other loan agreements, credit agreements or other financing agreements, (c) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Property” shall mean (a) any real property owned or leased by any Loan Party and acceptable to the Administrative Agent in its sole discretion and (b) any fixed asset (other than real property) owned by any Loan Party which is not subject to any Lien ranking senior to any Lien of the Administrative Agent. All real property that constitutes Mortgaged Property on the Closing Date will at all times after the Closing Date be deemed Eligible Real Property.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar

Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned or leased real property which is not required to comply with Loan to Value Ratio required by Section 5.11(c), (b) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected by filing of a Uniform Commercial Code financing statement, (c) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(a) and (e) any property which, subject to the terms of Section 7.8, is subject to a Lien of the type described in Section 7.2(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Exclusion Event” shall mean an event or related events resulting in the exclusion of the Borrower or any Subsidiary from participation in any Medical Reimbursement Programs.

“FATCA” shall mean Section 1471 through 1474 of the Code as of the Closing Date (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with) and any regulations or guidance issued thereunder.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” shall mean the Joint Fee Letter and the Agency Fee Letter.

“FIRREA” means the Federal Institutions, Reform, Recovery and Enforcement Act of 1989.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the Laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Receivable” shall mean any Receivable that, consistent with the past accounting practices of the Borrower and its Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable or other government Receivable.

“Government Receivables Account” shall mean an account established by a Loan Party and subject to an account control agreement in form and substance reasonably acceptable to the Administrative Agent.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 5.10 or otherwise, (c) with respect to any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10 and any Bank

Products Obligations owing by any Loan Party (other than the Borrower), the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and the related regulations promulgated thereunder from time to time, including 45 CFR Parts 160, 162 and 164.

“HITECH Act” shall mean the Health Information Technology for Economic and Clinical Health Act, which is part of the American Recovery and Reinvestment Act of 2009, and the related regulations promulgated from time to time thereunder.

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) Off-Balance Sheet Liabilities, (i) all Hedging Obligations, (j) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (i) above and (k) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(e) no Interest Period may extend beyond the Maturity Date.

“Interim Financial Statements” shall mean the unaudited consolidated and consolidating financial statements of the Acquired Business and its Subsidiaries for the then elapsed portion through July 31, 2011 of the fiscal year ending December 31, 2011, including balance sheets and statements of income or operations and setting forth in comparative form the figures for the corresponding portion of the Acquired Business and its Subsidiaries’ previous fiscal year.

“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) purchase or other acquisition of any Capital Stock of another Person, (b) a loan, advance, other evidence of indebtedness or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other indebtedness or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Borrower or any of its Subsidiaries owns, or possesses the legal right to use.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 5.11 executed and delivered by a Subsidiary in accordance with the provisions of Section 5.11 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Joint Fee Letter” shall mean that certain joint fee letter, dated as of July 1, 2011, executed by SunTrust Bank, SunTrust Robinson Humphrey, Inc., Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., The Royal Bank of Scotland plc, RBS Securities Inc., Wells Fargo Bank, N.A., Wells Fargo Securities, LLC, Bank of America, N.A. and Barclays Bank PLC and accepted by Borrower.

“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed FIVE MILLION DOLLARS ($5,000,000).

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. No new Hedging Transactions may be established at any time that a Default or Event of Default exists.

“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower or any Subsidiary pursuant to the LC Commitment.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letters, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all UCC Financing Statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.

“Loan to Value Ratio” means, as of any date of determination, the ratio of (a) the outstanding amount of the Term Loans held by each Lender on such date to (b) the sum of (i) the Appraised Value of each Mortgaged Property and each other fixed asset which constitutes Collateral, in each case that is Eligible Property less (ii) a $1,000,000 reserve; provided, that for purposes of determining compliance with Section 5.11(c)(i), clause (a) of this definition shall be calculated as (x) the outstanding principal amount of the Term Loan drawn on the Closing Date less only (y) any payment made pursuant to Section 2.9(b) and any prepayment made pursuant to Section 2.12(a) and (c).

“Management Agreement” shall mean the Management Agreement dated as of the date hereof between the Hospital Management Associates, Inc. and the Borrower.

“Management Fee” shall mean the fees payable by the Borrower to Hospital Management Associates, Inc. pursuant to Section 8(a) of the Management Agreement on the date hereof.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $3,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean the earlier of (a) September 30, 2014, (b) the date on which the Parent repays in full, refinances (in whole or in part) or otherwise extends the maturity date of the Parent Credit Agreement and (c) the date on which all amounts outstanding under this Agreement have been declared or automatically have become due and payable pursuant to Section 8.1.

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.

“Medicaid Provider Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier, under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Receivable” shall mean any Receivable with respect to which the obligor is a state or, to the extent provided by Law, the United States acting through a state’s Medicaid agency that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicaid.

“Medicaid Regulations” shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above.

“Medical Reimbursement Programs” shall mean a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Medicare Provider Agreement” shall mean an agreement entered into between CMS (or other such entity administering the Medicare program on behalf of the CMS) and a health care provider or supplier, under which such health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Receivable” shall mean any Receivable with respect to which the obligor is the United States that arises out of charges reimbursable to the Borrower or any Subsidiary under Medicare.

“Medicare Regulations” shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any successor statutes thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, the United States Department of Health and Human Services, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean any real property that is owned or leased by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests and/or leasehold interests of any Loan Party in any real property.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or with respect to which Borrower has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean the aggregate cash or Permitted Investments proceeds received by the Borrower or any Subsidiary in respect of any Asset Sale, Recovery Event or any issuance of Indebtedness or equity securities net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Sale or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to any Lien of the Administrative Agent) on the related property.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning as set forth in Section 2.10(b).

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OIG” shall mean the Office of Inspector General of the United States Department of Health and Human Services or any other regulatory body which succeeds to the functions thereof.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall mean Health Management Associates, Inc., a Delaware corporation.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Credit Agreement” shall mean that certain Credit Agreement dated as of February 16, 2007 among the Parent, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, in effect on the date hereof.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Patient” shall mean, on any date, any natural person for whom any health care items or services have been provided or performed prior to such date by the Borrower or any Subsidiary (other than any such person with respect to whom the applicable obligor on the Receivable originated in connection therewith would not reasonably be expected to approve payment thereunder).

“Patriot Act” shall have the meaning set forth in Section 11.14.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Article VI recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b), (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (g) immediately after giving effect to such Acquisition, there shall be at least $15,000,000 of availability existing under the Aggregate Revolving Commitments, and (h) the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including earn-out payments) and Capital Stock) for all such Acquisitions occurring during any Fiscal Year shall not exceed $15,000,000.

“Permitted Encumbrances” shall mean:

(a) Liens imposed by Law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment liens not giving rise to a Default or an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) mutual funds investing primarily in any one or more of the Permitted Investments described in clauses (a) through (d) above.

“Permitted Tax Distributions” shall mean cash distributions made by the Borrower (with respect to any period for which the Borrower is a limited liability company, partnership or S corporation) to the holders of its Capital Stock to provide such holders with funds to pay any federal, state or local income taxes attributable to such holders’ ownership interest in the Borrower.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the period of four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b). For purposes of any such calculation in respect of any Acquisition, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) no adjustments for unrealized synergies shall be included.

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“Real Property Security Documents” shall mean, with respect to any fee or leased hold interest of a Loan Party any real property:

(a) a fully executed and notarized Mortgage encumbering the fee or leasehold interest of such Loan Party in such real property;

(b) if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Encumbrances, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, (A) whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders;

(e) if requested by the Administrative Agent, an environmental assessment report, as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f) if requested by the Administrative Agent, evidence satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(g) in the case of a leasehold interest of such Loan Party in such real property, (i) such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent, which estoppel letters shall be in the form and substance satisfactory to the Administrative Agent and (ii) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance satisfactory to the Administrative Agent, has been or will be recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Liens permitted by Section 7.2) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law); and

(h) an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Receivables” shall mean all Patient accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or third-party payor under or in respect of such account (including all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid and health maintenance organizations and any other Medical Reimbursement Programs), to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and the Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and the Term Loans; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitment at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) the Maturity Date and (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may be either a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” shall mean the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“SunTrust Bank” shall mean SunTrust Bank and its successors.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed TEN MILLION DOLLARS ($10,000,000).

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” shall have the meaning set forth in Section 2.5.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments is THREE HUNDRED SIXTY MILLION DOLLARS ($360,000,000).

“TRICARE” shall mean the health care program of the United States Department of Defense Military Health System.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“United States” or “U.S.” shall mean the United States of America.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4, (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time; and (v) each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Loan Commitment.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Revolving Commitments, to the Borrower from time to time during the Availability Period in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y)

prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed ten. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or would reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5 Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof as elected by the Borrower in accordance with Section 2.7; provided, that on the Closing Date all Term Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.

Section 2.6 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8 Mandatory and Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.5.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitments below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c) The Aggregate Revolving Commitments shall automatically and permanently be reduced by ONE HUNDRED MILLION DOLLARS ($100,000,000) on the first anniversary of the Closing Date. Such reduction shall be applied to the Revolving Commitment of each Lender in accordance with its Pro Rata Share.

(d) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Section 2.9 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount
December 31, 2011	$4,500,000.00
March 31, 2012	$4,500,000.00
June 30, 2012	$4,500,000.00
September 30, 2012	$4,500,000.00
December 31, 2012	$4,500,000.00
March 31, 2013	$4,500,000.00
June 30, 2013	$4,500,000.00
September 30, 2013	$4,500,000.00
December 31, 2013	$4,500,000.00
March 31, 2014	$4,500,000.00
June 30, 2014	$4,500,000.00
September 30, 2014	$4,500,000.00

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.

Section 2.10 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments thereof on a pro rata basis.

Section 2.12 Mandatory Prepayments.

(a) Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds of any Asset Sale or Recovery Event in excess of $5,000,000 in any Fiscal Year, the Borrower shall prepay the Obligations in accordance with Section 2.12(e) in an amount equal to such Net Cash Proceeds, except to the extent that such Net Cash Proceeds are reinvested in any existing, or related, line of business of the Borrower or any Subsidiary within 180 days of such Asset Sale or Recovery Event (it being understood that such prepayment shall be due immediately upon the expiration of such 180 day period to the extent not reinvested); provided, that if after giving effect to such Asset Sale or Recovery Event the Loan to Value Ratio exceeds 85% then to the extent necessary to cause the Loan to Value Ratio to be equal to or less than 85% the Borrower shall make such prepayment immediately upon the receipt of such Net Cash Proceeds.

(b) Immediately upon the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness permitted under Section 7.1), the Borrower shall prepay the Obligations in accordance with Section 2.12(e) in an amount equal to such Net Cash Proceeds.

(c) Immediately upon the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from the issuance of any Capital Stock (other than Capital Stock issued by a Subsidiary to the Borrower or another Subsidiary), the Borrower shall prepay the Obligations in accordance with Section 2.12(e) in an amount equal to such Net Cash Proceeds.

(d) Within ninety days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2012, the Borrower shall prepay the Obligations in accordance with Section 2.12(e)

in an amount equal to 50% of Consolidated Excess Cash Flow for such Fiscal Year minus the amount of any voluntary prepayments made on the Term Loan during such period.

(e) Any prepayments made by the Borrower pursuant to Sections 2.12(a), (b), (c) or (d) above shall be applied as follows: first, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to the principal installments thereof on a pro rata basis; second, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender, third, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and fourth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses second through fourth above, unless a Default or an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

(f) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, as reduced pursuant to Section 2.8 (including after giving effect to the mandatory reduction of Aggregate Revolving Commitments pursuant to Section 2.8(c)) or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each

Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14 Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the Commitment Fee with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at the rate set forth in the Agency Fee Letter on the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(d) The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letters that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 2.14(b) or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, (b) such Defaulting Lender shall be entitled to receive Letter of Credit Fees to the extent such Defaulting Lender has Cash Collateralized the LC Exposure allocable to such Defaulting Lender and (c) to the extent any portion of such LC Exposure cannot be reallocated and has not been Cash Collateralized by such Defaulting Lender, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section  2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection (f).

Section 2.15 Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative

Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.19 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified

Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f) In addition, if a payment made to a Lender, Administrative Agent, or Issuing Bank (or any financial institution through which any payment is made to such recipient) under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative

Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA, such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrower such forms or other documents as shall be prescribed by applicable Law, if any, or as otherwise reasonably requested, as may be necessary for the Administrative Agent or the Borrower, as applicable, to determine that such payment is exempt from withholding under FATCA.

Section 2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.22 Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date and (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitments. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance of such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(d).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23 [Reserved].

Section 2.24 Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans pursuant to Sections 2.16 or 2.17, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all Lender or all the Lenders directly affected thereby (as applicable) or (e) if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender);

provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law and (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26 Reallocation and Cash Collateralization of Defaulting Lender Commitment.

(a) If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that (A) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason the Borrower will, not later than five (5) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, or (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions To Effectiveness. This Agreement and the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall be effective upon satisfaction of the following conditions precedent in each case in form and substance satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b) Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered Organization Documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan

Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(c) Opinions of Counsel. Favorable written opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in form and substance satisfactory to the Administrative Agent.

(d) Officer’s Closing Certificate. A certificate, dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Term Loans and any Revolving Loans on the Closing Date, the conditions specified in Sections 3.1(f), (i), (k), (n), (p), (q) and Sections 3.2(a), (b) and (c) are satisfied as of the Closing Date and attaching copies, certified by such Responsible Officer of the Borrower as true and complete as of the Closing Date, of the Closing Date Acquisition Documents, the Management Agreement and all documents, agreements and instruments relating to the Equity Contribution.

(e) Sources and Uses. A duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof and of the Equity Contribution.

(f) Required Consents and Approvals. The Loan Parties shall have received all consents (including Hart-Scott-Rodino clearance and other necessary governmental consents), approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any applicable Law, the Organization Documents of any Loan Party or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the Closing Date Acquisition or any other transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Loan Documents, the Closing Date Acquisition or any other transactions being financed with the proceeds thereof shall be ongoing.

(g) Financial Information. Copies of (i) the Interim Financial Statements, (ii) the Annual Financial Statements, (iii) financial projections of the Borrower, the Acquired Business and their Subsidiaries, including detailed calculations demonstrating the bridge from (A) EBITDA of the Acquired Business and its Subsidiaries for the twelve month period ending December 31, 2010 to (B) pro forma EBITDA of the Borrower, the Acquired Business and their Subsidiaries twelve (12) months after such date and (iv) such other financial information as the Administrative Agent may request.

(h) Solvency. A certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that each Loan Party is Solvent before and after giving effect to the funding of the Term Loans and any Revolving Loans on the Closing Date and the consummation of the Closing Date Acquisition and the other transaction contemplated herein.

(i) Equity Contribution. The Administrative Agent shall have received satisfactory evidence that the Borrower shall have received Net Cash Proceeds at least $160,000,000 from the issuance of common Capital Stock to the Parent (the “Equity Contribution”).

(j) Management Agreement; Subordination of Management Fees. The Management Agreement shall be in form and substance reasonably acceptable to the Administrative Agent.

The payment of the Management Fee shall be subordinated to the Obligations in a manner and to an extent acceptable to the Administrative Agent.

(k) Consummation of the Closing Date Acquisition.

(i) (A) The structure, terms and conditions of the Closing Date Acquisition and (B) the terms and conditions of the Closing Date Acquisition Documents, in each case, shall be reasonably satisfactory to the Administrative Agent, the Arrangers and the Lenders; and

(ii) The Closing Date Acquisition shall have been consummated substantially in accordance with the Closing Date Acquisition Documents and in compliance with all Laws.

(l) Insurance. Certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and endorsements naming the Administrative Agent as additional insured on liability policies and lender loss payee on property and casualty policies.

(m) Real Property Collateral. Receipt by the Administrative Agent of Real Property Security Documents for each Mortgaged Property.

(n) No Parent Credit Agreement Default. No “Default” or “Event of Default” in each case under, and as defined in, the Parent Credit Agreement shall have occurred and be continuing.

(o) Personal Property Collateral.

(i) Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction where each Loan Party owns real property;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) All certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to any pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);

(iv) Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and

(v) Duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).

(p) Availability. After giving effect to the Closing Date Acquisition and the Borrowing made on the date hereof, the Borrower shall have an unused amount of at least $130,000,000 under the Aggregate Revolving Commitments.

(q) Consolidated EBITDA. Satisfactory evidence that Consolidated EBITDA for the Borrower, Acquired Business and their Subsidiaries for the twelve month period ended July 31, 2011 is not less than $40,000,000.

(r) Refinancing of Existing Indebtedness. Copies of duly executed payoff letters in form and substance satisfactory to Administrative Agent, executed by each of the Borrower’s and the Acquired Business and its Subsidiaries’ existing lenders or the agent thereof, together with (A) evidence of payment of such existing Indebtedness, (B) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all liens of any existing lenders upon any of the personal property of the Borrower and the Acquired Business and their Subsidiaries, (C) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all liens of any existing lenders upon any of the real property of the Borrower and the Acquired Business and their Subsidiaries, and (D) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to any existing lenders.

(s) Patriot Act; Anti-Money Laundering Laws. Provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(t) Fees and Expenses. The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including without limitation reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and the Arranger (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 3.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by an Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c) since December 31, 2010, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;

(d) the Borrower shall have delivered the required Notice of Borrowing;

(e) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or Required Lenders; and

(f) if any Revolving Lender is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1 Existence; Power. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is party, when executed and delivered by such Loan Party, will constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party party thereto, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect and maintain the perfection of the Liens created by the Collateral Documents, (b) will not violate the Organization Documents of any Loan Party or any Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4 Financial Statements. The Borrower has furnished to each Lender (a) the Annual Financial Statements and (b) the Interim Financial Statements. Such financial statements fairly present the consolidated financial condition of the Acquired Business and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b), (c) the financial statements delivered pursuant to Section 5.1(a) and (b) have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby, and (d) since December 31, 2010, there have been no changes with respect to the Borrower, the Acquired Business or their respective Subsidiaries which have had or would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation, criminal prosecution, civil investigative demand, imposition of criminal or civil penalties or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer of the Loan Parties, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, that either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.6 Compliance with Laws and Agreements. The Borrower and each Subsidiary and, to the knowledge of the Responsible Officers of any Loan Party, each Contract Provider is in compliance with (a) all Laws and all judgments, decrees and orders of any Governmental Authority (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, HITECH Act, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing:

(i) none of the Borrower, any Subsidiary and, to the knowledge of the Responsible Officers of any Loan Party, any Contract Provider or any individual employed by the Borrower or any Subsidiary would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to the Responsible Officers of any Loan Party where such culpability or exclusion has resulted or would reasonably be expected to result in a Material Adverse Effect;

(ii) no officer or other member of management of the Borrower or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority continues to be employed by the Borrower or any Subsidiary unless such officer or other member of management has been either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority promptly after discovery of such actual or potential culpability;

(iii) current coding and billing policies, arrangements, protocols and instructions of the Borrower and each Subsidiary comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect; and

(iv) current medical director compensation arrangements of the Borrower and each Subsidiary comply with all Laws (including state and federal anti-kickback, fraud and abuse, and self-referral laws, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn) and all regulations promulgated under such Laws, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 4.7 No Default.

(a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

Section 4.8 Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.9 Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.10 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.12 Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the Annual Financial Statements or the most recent audited consolidated balance sheet of the Borrower delivered pursuant to Section 5.1(a) or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens not permitted by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with such standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.13 Disclosure. Each Loan Party has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that any Loan Party is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.14 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the knowledge of a Responsible Officer of any Loan Party, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the knowledge of a Responsible Officer of any Loan Party, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Subsidiaries. Schedule 4.15 sets forth (a) the name of, the ownership interest of each Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date and (b) the authorized Capital Stock of the Borrower and each of its Subsidiaries as of the Closing Date. All issued and outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens other than those in favor of the Administrative Agent, for the benefit of the holders of the Obligations. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Capital Stock of the Borrower and each of the Subsidiaries is owned by the Persons and in the amounts set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of the Borrower or any of its Subsidiaries.

Section 4.16 Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, the Borrower is Solvent and the Loan Parties are Solvent on a consolidated basis.

Section 4.17 Business Locations; Taxpayer Identification Number. Set forth on Schedule 4.17-1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date (identifying whether (i) such real property is owned or leased and which Loan Party owns or leases such real property and (ii) such real property is Mortgaged Property on the date hereof). Set forth on Schedule 4.17-2 is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 4.17-3, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, (iii) been party to a merger, consolidation or other change in structure or (iv) changed its chief executive office.

Section 4.18 OFAC. No Loan Party (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner volatile of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.19 Patriot Act. Each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.20 Anti-Money Laundering Laws. None of the Loan Parties or any of their Affiliates (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

Section 4.21 Reimbursement from Medical Reimbursement Programs. The Receivables of the Borrower and each Subsidiary have been adjusted in all material respects to reflect the requirements of all Laws and reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated) of any applicable Medical Reimbursement Program (including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors). Without limiting the generality of the foregoing, Receivables of the Borrower and each Subsidiary relating to any Medical Reimbursement Program do not exceed amounts the Borrower or any Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case to the extent it would not reasonably be expected to have a Material Adverse Effect.

Section 4.22 Licensing and Accreditation. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries and, to the knowledge of the Responsible Officers of any Loan Party, each Contract Provider has, to the extent applicable: (a) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated, (b) obtained and maintains in good standing all required licenses, permits, authorizations, registrations and approvals of each Governmental Authority necessary to the conduct of its business, including without limitation a license to provide the professional services provided by such Person; (c) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (d) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements; and (e) ensured that all such required licenses or restricted certifications and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to:

Section 5.1 Financial Statements and Other Information. Deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 120 days after the end of each Fiscal Year (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)),

(i) for the Fiscal Year ending December 31, 2011, copies of the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the three month period ending December 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such three month period, all in reasonable detail, and audited and accompanied by a report and opinion of Ernst & Young, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such three month period on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and

(ii) commencing with the Fiscal Year ending December 31, 2012, copies of the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year and, commencing with the Fiscal Year ending December 31, 2013, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, and audited and accompanied by a report and opinion of Ernst &

Young, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 60 days after the end of each Fiscal Quarter (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the Fiscal Quarter ending March 31, 2012, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year and commencing with the Fiscal Quarter ending December 31, 2012, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, and (iii) stating whether any change in GAAP or the application thereof has occurred since December 31, 2011, and if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, each Loan Party shall supplement Schedules 2, 3 and 4 of the Security Agreement so that as supplemented such schedules shall be true and correct;

(f) as soon as available and in any event within 30 days after the end of the Fiscal Year, a pro forma budget for the succeeding Fiscal Year, containing an income statement and balance sheet;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

If at any time the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower from time to time.

Section 5.2 Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $3,000,000;

(e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f) (i) the institution of any investigation, review or proceeding against the Borrower or any of its Subsidiaries to suspend, revoke or terminate (or that would reasonably be expected to result in the suspension, revocation or termination of) any Medicare Provider Agreement, Medicaid Provider Agreement or agreement or participation with a Medical Reimbursement Program, (ii) the institution of any investigation, review or proceeding against the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (iii) any notice of loss or threatened loss of any material accreditation, participation under any Medical Reimbursement Program, or any license; and

(g) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4 Compliance with Laws, Etc. Comply with all Laws applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; including without limitation:

(a) Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) comply with all Laws (including Titles XVIII and XIX of the Social Security Act, Medicare Regulations and Medicaid Regulations) and all restrictions and requirements imposed by any Governmental Authority and take all reasonable action to cause each Contract Provider to comply with all Laws, including all laws, rules and regulations of Governmental Authorities pertaining to the licensing and conduct of professionals and other health care providers; (ii) obtain and maintain, and take all reasonable action to cause each Contract Provider to obtain and maintain, all licenses, permits, certifications, registrations and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Provider Agreements and Medicaid Provider Agreements); (iii) ensure, and take all reasonable action to cause each Contract Provider to ensure, that coding and billing policies, arrangements, protocols and instructions will comply with all Laws and all reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; (iv) ensure that medical director compensation arrangements and other arrangements with referring physicians will comply with all Laws including applicable state and federal self-referral and anti-kickback laws, including 42 U.S.C. Section 1320a-7b(1)- (b)(2), 42 U.S.C. Section 1395nn; and (v) use, and take all reasonable action to cause each Contract Provider to use, commercially reasonable efforts to implement policies that are consistent with the regulations implementing the requirements of the Administrative Simplification subtitle of HIPAA set forth at 45 CFR Parts 160, 162 and 164 and of the HITECH Act on or before the date on which such regulations become applicable to such Person.

(b) Maintain a compliance program which is reasonably designed to provide effective internal controls that promote adherence to and prevent and detect material violations of Laws, including the Medicaid Regulations and Medicare Regulations, and which includes the reasonable implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program and with Laws.

Section 5.5 Payment of Obligations. Pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP.

Section 5.7 Visitation, Inspection, Loan to Value Ratio, Etc.

(a) Permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required; and

(b) Cause an Appraisal to be delivered to the Administrative Agent with respect to each Mortgaged Property and each other fixed asset as requested by the Administrative Agent from time to time; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent shall not make such a request more than once in any calendar year for purposes of determining the then Loan to Value Ratio.

Section 5.8 Maintenance of Properties; Insurance.

(a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain through adequate programs of self insurance or with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

(c) At all times shall name Administrative Agent as additional insured on all liability policies and loss payee on all property or casualty polices of the Borrower and its Subsidiaries (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or loss payee, in form and substance reasonably satisfactory to the Administrative Agent); and

(d) Cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts and with such deductibles as the Administrative Agent may request.

Section 5.9 Use of Proceeds and Letters of Credit.

(a) Use the proceeds of the Term Loan and up to $20,000,000 of the Revolving Loans to finance the Closing Date Acquisition and to pay fees and expenses related thereto on the Closing Date.

(b) Use the proceeds of all other Loans to finance working capital needs, acquisitions, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries.

(c) All Letters of Credit will be used for general corporate purposes.

No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.10 Additional Subsidiaries. If any Subsidiary is acquired or formed after the Closing Date, promptly notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after any such Subsidiary is acquired or formed, if such Subsidiary is a Domestic Subsidiary, cause such Subsidiary to become a Guarantor. A Subsidiary shall become an additional Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (a) all other Loan Documents related thereto, (b) certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(c), and (c) such other documents as the Administrative Agent may reasonably request. In addition to the foregoing, if the Organization Documents of St. Mary’s Ambulatory Surgery Center, LLC (“Saint Mary’s”) are hereafter amended or modified to permit St. Mary’s to act as a Loan Party hereunder then St. Mary’s shall be required to become a Guarantor pursuant to this Section 5.10.

Section 5.11 Further Assurances

(a) Capital Stock. Cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (ii) 66% (or such greater percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, so long as the Organization Documents of St. Mary’s prohibit holders of its Capital Stock from creating Liens on such Capital Stock then any Loan Party that is a holder of the Capital Stock of St. Mary’s shall not be required to pledge the Capital Stock of such St. Mary’s pursuant to this Section 5.11.

(b) Other Property. Cause all property (other than (x) Excluded Property and (y) real property that does not constitute Excluded Property until the date that is 120 days after the Closing Date) owned by each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization

Documents, resolutions, Real Property Security Documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Maintenance of Loan to Value Ratio.

(i) By the date no later than 120 days after the Closing Date, cause the Loan to Value Ratio to be equal to or less than 85%. It is understood that the Borrower may comply with this Section 5.11(c)(i) either by (A) reducing the outstanding principal balance of the Term Loan drawn on the Closing Date in a manner described in clause (y) of the proviso in the definition of “Loan to Value Ratio” in Section 1.1, or (B) pledging to the Administrative Agent Eligible Property by delivering to the Administrative Agent Real Property Security Documents or such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens for such Eligible Property, in either case, no later than 120 days after the Closing Date.

(ii) Commencing with the date that is 121 days after the Closing Date, if at any time the Loan to Value Ratio exceeds 85%, then within sixty (60) days after any Loan Party has knowledge thereof pledge to the Administrative Agent Eligible Property to secure the Obligations such that after giving effect to such pledge the Loan to Value Ratio does not exceed 85% and, in connection with the foregoing, deliver to the Administrative Agent Real Property Security Documents or such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens for such Eligible Property.

(d) Post-Closing. By December 1, 2011 (or such later date as the Administrative Agent may approve in its sole discretion) deliver to the Administrative Agent:

(i) such non-disturbance and attornment agreements. from the tenants on any real property of the Loan Parties as may be required by the Administrative Agent, which non-disturbance and attornment agreements shall be in the form and substance satisfactory to the Administrative Agent; and

(ii) evidence satisfactory to the Administrative Agent that the real property of Knoxville HMA Development, LLC, and the uses of such real property, are in compliance in all material respects with all applicable zoning Laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks.

Section 5.12 Government Receivables Accounts. With respect to Government Receivables originated by any Loan Party, upon the request of the Administrative Agent, (a) instruct each obligor in respect of such Government Receivables to make payment directly to a Government Receivables Account and (b) if an obligor in respect of such Government Receivables fails to comply with such instructions, immediately transfer any payment received from an obligor in respect of such Government Receivables to a Government Receivables Account.

Section 5.13 Reimbursement from Medicare, Medicaid and TRICARE. Promptly submit all filings and other documentation required to receive, and diligently pursue, all approvals or certifications with respect to any provider numbers assumed in connection with the Closing Date Acquisition and take all actions required to be, and remain, eligible to receive payments or reimbursement without restriction from Medicare, Medicaid and TRICARE.

ARTICLE VI

FINANCIAL COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to, directly or indirectly:

Section 6.1 Consolidated Leverage Ratio. Maintain at all times, commencing with the Fiscal Quarter ending on December 31, 2012, a Consolidated Leverage Ratio for any Fiscal Quarter set forth below of not greater than the ratio corresponding to such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
December 31, 2012	***
March 31, 2013	***
June 30, 2013	***
December 31, 2013 and each Fiscal Quarter ending thereafter	***

Section 6.2 Consolidated Fixed Charge Coverage Ratio. Maintain, as of the end of each Fiscal Quarter set forth below, commencing with the Fiscal Quarter ending on March 31, 2012, a Consolidated Fixed Charge Coverage Ratio of not less than the ratio corresponding to such Fiscal Quarter:

Fiscal Quarter Ending	Minimum Consolidated Fixed Charge Coverage Ratio
March 31, 2012	***
June 30, 2012	***
September 30, 2012	***
December 31, 2012	***
March 31, 2013	***
June 30, 2013	***
September 30, 2013	***
December 31, 2013 and each Fiscal Quarter ending thereafter	***

Section 6.3 Minimum EBITDA. Maintain Consolidated EBITDA of not less than: (a) as of the last day of the one Fiscal Quarter period ending December 31, 2011, ***; (b) as of the last day of the two Fiscal Quarter period ending March 31, 2012, ***; (c) as of the last day of the three Fiscal Quarter period ending June 30, 2012, ***; and (d) as of the last day of the four Fiscal Quarter period ending September 30, 2012, ***.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1 Indebtedness and Preferred Equity.

(a) Create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness created pursuant to the Loan Documents;

(ii) Indebtedness of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(iii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(iv) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(v) Guarantees (including the Guarantee of any lease obligations) by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees (including lease obligations) by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(vi) Hedging Obligations permitted by Section 7.10;

(vii) Guarantees by any Subsidiary of physician incomes entered into in the ordinary course of business; and

(viii) other unsecured Indebtedness of the Borrower or it Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

(b) Issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2 Negative Pledge. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Liens securing the Obligations pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) any Liens on any property or assets of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and

(e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3 Fundamental Changes.

(a) Merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party and (iv) any Subsidiary (other than a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) Engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4 Investments, Loans, Etc. Make any Investment, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees by Borrower or any Subsidiary constituting Indebtedness permitted by Section 7.1;

(d) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Guarantor (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $5,000,000 at any time outstanding;

(e) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;

(f) Hedging Transactions permitted by Section 7.10; and

(g) other Investments which in the aggregate do not exceed $5,000,000 at any time.

Section 7.5 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (a) dividends payable by the Borrower solely in shares of any class of its common stock, (b) Restricted Payments made by any Subsidiary to Persons that own Capital Stock in such Subsidiary, on a pro rata basis according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made and (c) Permitted Tax Distributions.

Section 7.6 Sale of Assets. Make any Asset Sale, except the sale or other disposition of such assets in an aggregate amount not to exceed $25,000,000 in any Fiscal Year.

Section 7.7 Transactions with Affiliates.

(a) Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties, (iii) any Restricted Payment permitted by Section 7.5 and (iv) payment of the Management Fee pursuant to Section 7.7(b).

(b) Pay any management, consulting or similar fees to the Parent or any Affiliate of the Borrower or any Subsidiary other than:

(i) any management fee paid by any Subsidiary to any Loan Party;

(ii) any reasonable payroll expenses (including without limitation salaries, bonuses, benefits and related taxes and insurance) relating to the Chief Executive Officers, the Chief

Financial Officers and Associate Administrators of the Borrower pursuant to Section 8(b) of the Management Agreement;

(iii) any reimbursement for obligations or direct expenses pursuant to Section 8(c) of the Management Agreement; and

(iv) the Management Fee on the dates and in the amounts set forth in Section 8 of the Management Agreement and any accrued but unpaid Management Fee relating to any prior period, in each case provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such payment and (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such payment of the Management Fee on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Article VI recomputed as of the end of the period of the four Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or (b).

Section 7.8 Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted by this Agreement so long as such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provision in leases restricting the assignment thereof.

Section 7.9 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10 Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11 Organization Documents; Legal Name, State of Formation and Form of Entity. Without providing ten (10) days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization. In any notice furnished pursuant to this Section, such Loan Pary will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Administrative Agent’s security interest in the Collateral.

Section 7.12 Material Documents.

(a) Amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Loan Party under (i) its Organization Documents, (ii) the Closing Date Acquisition Documents or (iii) the Management Agreement.

(b) Permit any Subsidiary to enter into any management agreement with any Person other than a Loan Party.

(c) At any time after a Subsidiary has entered into any management agreement with a Loan Party, such Loan Party shall not assign such management agreement to any other Person, other than another Loan Party.

Section 7.13 Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.14 Government Regulation. Be or become subject at any time to any Law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders or the Administrative Agent from making any advance or extension of credit to any Loan Party or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.

Section 7.15 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, the Borrower will not, and will not permit any of the Subsidiaries to (a) permit any Person (other than the Borrower or any wholly owned Subsidiary) to own any Capital Stock of any Subsidiary, except (i) those investments existing on the Closing Date as set forth on Schedule 7.4 and (ii) to qualify directors if required by applicable law or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3 (with respect to any Loan Party’s existence), 5.9, or 5.11(c)(i), or Articles VI or VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(f) [Reserved]; or

(g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii)

apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $3,000,000; or

(l) any judgment or order for the payment of money in excess of $3,000,000, individually or in the aggregate, shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change of Control shall occur or exist;

(o) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(p) there occurs an Exclusion Event which has had or would reasonably be expected to have a Material Adverse Effect; or

(q) any “Default” or “Event of Default” in each case under, and as defined in, the Parent Credit Agreement shall have occurred.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (g) or (h) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Term Loan Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Net Mark-to-Market Exposure (to the extent secured by Liens) and the Bank Product Obligations of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, Net Mark-to-Market Exposure (to the extent secured by Liens) and Bank Product Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Each Lender and each Issuing Bank irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and all provisions of this Article IX and Article XI (including Section 11.3(d), as though such co-agents, sub-agents and attorneys-in-fact were the “administrative agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent,

statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the bank serving as the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative

Agent’s resignation hereunder, the provisions of this Article IX and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its representatives and agents and their respective Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default or Event of Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 9.8 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9 Benefits of Article IX. None of the provisions of this Article IX shall inure to the benefit of the Borrower (other than the second sentence of Section 9.7(a)) or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower (other than the second sentence of Section 9.7(a)) nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article IX.

Section 9.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or like proceeding or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 9.11 Titled Agents. Each Lender and each Loan Party hereby agrees that any Documentation Agent or Syndication Agent designated hereunder shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.12 Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.13 Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination or expiration of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted, (y) all Hedging Obligations or Bank Product Obligations that are not then due and payable) and (z) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 11.2;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d); and

(c) to release any guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under this Agreement, pursuant to this Section 9.13.

Section 9.14 Hedging Obligations and Bank Product Obligations. No Lender or any Affiliate of a Lender that holds any Hedging Obligation or any Bank Product Obligation that obtains the benefits of Section 8.2 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations and Bank Product Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that holds such Hedging Obligation or such Bank Product Obligation, as the case may be.

ARTICLE X

THE GUARANTY

Section 10.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or a Hedging Transaction with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the

Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3 Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 10.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5 Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 10.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	c/o Knoxville HMA Holdings, LLC
5811 Pelican Bay Boulevard, Suite 500
Naples, FL 34108
Attention:
Facsimile:

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention:
Facsimile:

With a copy to:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine (except that, if not faxed during normal business hours for the recipient, shall be deemed to have been delivered at the opening of business on the next business day for the recipient), respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 11.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(i) no amendment or waiver shall:

(A) increase the Commitment of any Lender without the written consent of such Lender;

(B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(C) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(D) change the provisions of Section 2.21(c) or 8.2, without the written consent of each Lender;

(E) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender affected thereby;

(F) release the Borrower without the consent of each Lender, or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty, without the written consent of each Lender; or

(G) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

(ii) prior to the Revolving Commitments Termination Date, unless also signed by Required Revolving Lenders, no such amendment or waiver shall, (i) waive any Default for purposes of Section 3.2, (ii) amend, change, waive, discharge or terminate Sections 3.2 or 8.1 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Article VI (or any defined term used therein) or this Section 11.2(a)(ii); or

(iii) unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amount of the Term Loan, no such amendment or waiver shall (i) amend, change, waive, discharge or terminate Section 2.12(e) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.12(a), (b), (c) or (d) hereof or (ii) amend, change, waive, discharge or terminate this Section 11.2(a)(iii);

provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, amounts payable to such Lender hereunder may not be permanently reduced and this clause (i) may not be amended without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Section 11.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arranger and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arranger and their Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is of a Term Loan; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments of any Loans and Commitments (other than Term Loans) (x) to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund or (y) by Defaulting Lenders; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting

Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” and “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any Guarantor or limit the liability of any such Guarantor under any Guaranty without the written consent of each Lender except to the extent such release is expressly provided under the terms of this Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 11.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such

Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank. Notwithstanding the provisions of this Section 11.7, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

Section 11.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 11.9 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13 Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14 Patriot Act. Each of the Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to Borrower , any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	KNOXVILLE HMA HOLDINGS, LLC,
a Tennessee limited liability company

	By:	/s/ Timothy R. Parry
	Name:	Timothy R. Parry
	Title:	Senior Vice President and Secretary

GUARANTORS:	CAMPBELL COUNTY HMA, LLC,
a Tennessee limited liability company
COCKE COUNTY HMA, LLC,
a Tennessee limited liability company
JEFFERSON COUNTY HMA, LLC,
a Tennessee limited liability company
KNOXVILLE HMA CARDIOLOGY PPM, LLC,
a Tennessee limited liability company
KNOXVILLE HMA DEVELOPMENT, LLC,
a Tennessee limited liability company
KNOXVILLE HMA FAMILY SERVICES, LLC,
a Tennessee limited liability company
KNOXVILLE HMA HOMECARE DME & HOSPICE, LLC,
a Tennessee limited liability company
KNOXVILLE HMA JV HOLDINGS, LLC,
a Tennessee limited liability company
KNOXVILLE HMA PHYSICIAN MANAGEMENT, LLC,
a Tennessee limited liability company
METRO KNOXVILLE HMA, LLC,
a Tennessee limited liability company
SCOTT COUNTY HMA, LLC,
a Tennessee limited liability company

	By:	/s/ Timothy R. Parry
	Name:	Timothy R. Parry
	Title:	Senior Vice President and Secretary

[SIGNATURE PAGES CONTINUE]

ADMINISTRATIVE AGENT:	SUNTRUST BANK,
as Administrative Agent,

	By:	/s/ Ben Cumming
	Name:	Ben Cumming
	Title:	Vice President

LENDERS:	SUNTRUST BANK,
as a Lender, as Issuing Bank and as Swingline Lender

	By:	/s/ Ben Cumming
	Name:	Ben Cumming
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

	By:	/s/ Sabrina Gill
	Name:	Sabrina Gill
	Title:	Director

	By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

THE ROYAL BANK OF SCOTLAND PLC

	By:	/s/ William McGinty
	Name:	William McGinty
	Title:	Director

WELLS FARGO BANK, N.A.

	By:	/s/ Monique Gasque
	Name:	Monique Gasque
	Title:	Assistant Vice President

BANK OF AMERICA, N.A.

	By:	/s/ Jill J. Hogan
	Name:	Jill J. Hogan
	Title:	Vice President

BARCLAYS BANK PLC

	By:	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

Schedule I

Commitment Amounts

Lender	Revolving Commitment	Term Loan Commitment	Total Commitment
SunTrust Bank	$36,764,705.89	$88,235,294.11	$125,000,000.00
Deutsche Bank Trust Company Americas	$27,941,176.47	$67,058,823.53	$95,000,000.00
The Royal Bank of Scotland plc	$27,941,176.47	$67,058,823.53	$95,000,000.00
Wells Fargo Bank, N.A.	$27,941,176.47	$67,058,823.53	$95,000,000.00
Bank of America, N.A.	$14,705,882.35	$35,294,117.65	$50,000,000.00
Barclays Bank PLC	$14,705,882.35	$35,294,117.65	$50,000,000.00

TOTALS	$150,000,000.00	$360,000,000.00	$510,000,000.00

Schedule 4.15

Subsidiaries

Legal Name	State of Formation	EIN
Knoxville HMA Holdings, LLC[1]	Tennessee	45-2528116

Campbell County HMA, LLC[3]	Tennessee	45-2528273

Cocke County HMA, LLC[3]	Tennessee	45-2528314

Jefferson County HMA, LLC[3]	Tennessee	45-2528414

Knoxville HMA Cardiology PPM, LLC[2]	Tennessee	45-2528163

Knoxville HMA Family Services, LLC[3]	Tennessee	45-2546236

Knoxville HMA Homecare DME & Hospice, LLC[2]	Tennessee	45-2528485

Knoxville HMA JV Holdings, LLC[3]	Tennessee	45-2535635

Knoxville HMA Physician Management, LLC[2]	Tennessee	45-2535719

Metro Knoxville HMA, LLC[3]	Tennessee	45-2535623

Scott County HMA, LLC[3]	Tennessee	45-2535671

Knoxville HMA Development, LLC[3]	Tennessee	45-2528451

[1]	Knoxville HMA Holdings, LLC is owned 100% by Carolinas JV Holdings, L.P.
[2]	100% owned by Metro HMA Holdings, LLC.
[3]	100% owned by Knoxville HMA Holdings, LLC.

Schedule 4.17-1

Locations of Real Property

(a) Owned Real Property

Property/Facility	Tax Parcel	Address	Purchaser Entity	Mortgage Property
Mercy Medical Center Saint Mary’s		Knox County

Vacant Lot	081EH-005	E. Churchwell Ave	Metro Knoxville HMA, LLC	No

North Parking Lot	081EH-006.00	1914 Huron Street	Metro Knoxville HMA, LLC	Yes

10 acre Hospital campus with parking garage	081EH-016.01	900 E. Oak Hill Ave.	Metro Knoxville HMA, LLC	Yes

Unit 1 St. Mary’s Professional Office Building	081EH-016.02A	1601 #100 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 2 St. Mary’s Professional Office Building	081EH-016.02B	1601 #200 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 3 St. Mary’s Professional Office Building	081EH-016.02C	1601 #300 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 4 St. Mary’s Professional Office Building	081EH-016.02D	1601 #400 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 8 St. Mary’s Professional Office Building	081EH-016.02H	1601 #800 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 1 Magdalen Clarke Tower	081EH-016.03A	1705 #1 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 2 Magdalen Clarke Tower	081EH-016.03B	1705 #2 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 3 Magdalen Clarke Tower	081EH-016.03C	1705 #3 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 4 Magdalen Clarke Tower	081EH-016.03D	1705 #4 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 5 Magdalen Clarke Tower	081EH-016.03E	1705 #101 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 6 Magdalen Clarke Tower	081EH-016.03F	1705 #102 Saint Mary Street	Metro Knoxville HMA, LLC	No

Unit 7 Magdalen Clarke Tower	081EH-016.03G	1705 #103 Saint Mary Street	Metro Knoxville HMA, LLC	No

Property/Facility	Tax Parcel	Address	Purchaser Entity	Mortgage Property
Unit 8 Magdalen Clarke Tower	081EH-016.03H	1705 #104 Saint Mary Street	Metro Knoxville HMA, LLC	No

Parking	081EH-018.00	1531 Saint Mary Street	Metro Knoxville HMA, LLC	Yes

“Father’s House”	081EH-020.00	813 E. Oldham Ave.	Metro Knoxville HMA, LLC	No

Land ground leased for MOB	081EH-018.01	1515 St. Mary Street	Metro Knoxville HMA, LLC	Yes

Helipad & parking	081EH-024.00	812 E. Emerald Ave.	Metro Knoxville HMA, LLC	Yes

Mercy Medical Center North		Knox County

37.124 acres, hospital, land subject to ground lease for 2 MOBs	new 047-085.03	7551, 7541, 7561 & 7557 Dannaher Dr.	Metro Knoxville HMA, LLC	Yes

4.5 acre vacant lot	new 047-085.05	Emory Road	Metro Knoxville HMA, LLC	Yes

Mercy Health & Fitness Center - 5.9 acres	new 047-085.04	7540 Dannaher Dr.	Metro Knoxville HMA, LLC	Yes

1.19 acre vacant lot	new 047-085.02	Dannaher Place	Metro Knoxville HMA, LLC	Yes

1.8 acre vacant lot	new 047-085.01	Dannaher Place	Metro Knoxville HMA, LLC	Yes

5.5 acres vacant lot	new 047-033.23	Dannaher Place	Metro Knoxville HMA, LLC	Yes

3.8 acre vacant lot	new 047-033.24	Dannaher Place	Metro Knoxville HMA, LLC	Yes

vacant lot	new 047-033.25	Dannaher Place	Metro Knoxville HMA, LLC	Yes

Mercy Medical Center West		Knox County

17.24 acre campus including hospital, parking and lands subject to ground leases improved by 2 MOBs	131-031.06	10820 Parkside Drive	Metro Knoxville HMA, LLC	Yes

4.3 acre parking lot	131-029.08	10806 Parkside Drive	Metro Knoxville HMA, LLC	Yes

Baptist Hospital of Cocke County		Cocke County

4.42 acre campus with hospital and MOB subject to ground lease	047NG-001.00	434 4th Street, Newport	Cocke County HMA, LLC	Yes

Property/Facility	Tax Parcel	Address	Purchaser Entity	Mortgage Property
1.11 acre, 4 parcel parking lot	056CB-001.00	435 2nd Street	Cocke County HMA, LLC	Yes

parking lot pt of above	056CB-002.00	511 3rd Street	Cocke County HMA, LLC	Yes

parking lot pt of above	056CB-003.00	511 3rd Street	Cocke County HMA, LLC	Yes

parking lot pt of above	056CB-004.00	511 3rd Street	Cocke County HMA, LLC	Yes

1.58 acres - Baptist Convalescent Center	047NF-015.01	450 College Street	Cocke County HMA, LLC	Yes

Office Building	047NF-011.01	233 & 235 Murray Drive	Cocke County HMA, LLC	No

Parking Lot & medical records building	047NF-001.01	212 Iris Place/522 3rd St.	Cocke County HMA, LLC	No

Jefferson Memorial Hospital		Jefferson County

18 acre campus, hospital, land subject to ground lease with MOB	1. 029-029.01	110 Hospital Drive, Jefferson City	Jefferson County HMA, LLC	No

2.2 acres; Jefferson Memorial MOB	023DA-017.01	1810 Bishop Ave., Jefferson City	Jefferson County HMA, LLC	No

.4 acre lot; O.L. Merritt Clinic	068ND-012	107 E. Main Street, Dandridge	Jefferson County HMA, LLC	No

.268 acre lot; Jefferson Rural Clinic	014MK-017	126 Old Andrew Johnson Highway, Jefferson City	Jefferson County HMA, LLC	No

St. Mary’s Medical Center of Campbell County		Campbell County

approx. 13 acres, hospital, nursing home, heliport & 4 small buildings	085FB-011	923 E. Central Ave.	Campbell County HMA, LLC	No

vacant lot	085FB-010	N. Massachusetts Ave.	Campbell County HMA, LLC	No

vacant lot	085FB-008	N. Massachusetts Ave.	Campbell County HMA, LLC	No

small brick building	085FB-015	915 E. Central Ave.	Campbell County HMA, LLC	No

metal building	085FB-017	North Ave.	Campbell County HMA, LLC	No

parking & part of building	085FB-018	North Ave.	Campbell County HMA, LLC	No

part of brick/block building	085FB-019	210 Torrey Rd.	Campbell County HMA, LLC	No

home health offices & supplies	085FB-020	214 Torrey Rd.	Campbell County HMA, LLC	No

“Tract 2” .6 acres	085FB-003	130 N. Massachusetts Ave	Campbell County HMA, LLC	No

Property/Facility	Tax Parcel	Address	Purchaser Entity	Mortgage Property
St. Mary’s Medical Center of Scott County		Scott County

4.3 acre campus	052HF-014.00	18797 Alberta Street	Scott County HMA, LLC	No

Small building	052HF-012.01	18797 Alberta Street	Scott County HMA, LLC	No

Non-Hospital Properties

2 story building - Child Development Center and Convent	081FE-012.00	701 E. Oak Hill Ave, Knoxville, Knox County	Knoxville HMA Family Services, LLC	No

Residential Hospice faciling on 4.13 acre parcel	028-205.00	7447 Andersonville Pike, Knoxville, Knox County	Knoxville Homecare DME & Hospice, LLC	Yes

Safe Harbor Child Advocacy Center	023CD-001.00	832 W. Mountcastle Street, Jefferson City, Jefferson County	Jefferson County HMA, LLC	No

2.5 acre wooded lot	072LA-004.00	Crosswood Blvd., Knoxville, Knox County	Knoxville HMA Holdings, LLC	No

I story vacant building	028JB-023.00	1903 Maple Street, White Pine, Jefferson County	Knoxville HMA Holdings, LLC	No

Seymour office building	045-062.02	10622 & 10626 Chapman Highway, Seymour, Sevier County	Knoxville HMA Holdings, LLC	No

Kodak office building	018PA-018.00	2190 Winfield Dunn Highway, Sevierville, Sevier County	Knoxville HMA Holdings, LLC	No

Unit 2, Building 2 Middle Creek Condo	062HA-004.00	824 Middle Creek Road, Sevierville, Sevier County	Knoxville HMA Holdings, LLC	No

Jefferson County Land (94.45+/- acres)	023-029.05	Old Andrew Johnson Highway, Jefferson City, Jefferson County	Jefferson County HMA, LLC	No

Jefferson County Land (6.9+/- acres)	023-029.06	Old Andrew Johnson Highway, Jefferson City, Jefferson County	Jefferson County HMA, LLC	No

South Knox Building (home health)	137-178.02	7203 Chapman Hwy., Knoxville, Knox County	Metro Knoxville HMA, LLC	No

Riverside Properties

9.44 acres (Tract 1)	109AA-002	137 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

1.01 acres (Tract 2)	109AA-001	101 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

Building only (Tract 3)	109AA-002.01	211 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

Property/Facility	Tax Parcel	Address	Purchaser Entity	Mortgage Property
2.7 acre parking (Tract 4A)	109AA-003	303 W. Blount Ave.	Knoxville HMA Development, LLC	Yes

2.9 acre parking (Tract 4B)	109AA-003.01	1995 Henley Street	Knoxville HMA Development, LLC	Yes

1.4 acre (Tract 5A)	109AA-013	2020 Kay Street	Knoxville HMA Development, LLC	Yes

.84 acre (Tract 5B)	109AA-013.01	2000 Chapman Hwy.	Knoxville HMA Development, LLC	Yes

.5 acre (Tract 6)	109AA-014	220 Blount Ave	Knoxville HMA Development, LLC	Yes

Parking lot (pt. Tract 7)	109AA-014.01	0 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

lot with building (pt Tract 7)	109AA-015	200 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

2.5 acre Parking lot (Tract 8)	109AA-016	101 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

1.6 acre parcel (Tract 9A)	109AA-017	138/140 E. Blount Ave.	Knoxville HMA Development, LLC	Yes

(b) Leased Real Property

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
MERCY ST. MARY’S
LHT Knoxville II, LLC	Metro Knoxville HMA, LLC	St. Mary’s Ambulatory Surgery Center, LLC	1515 St. Mary’s Street	081EH-018.01	Knoxville	TN	12/29/99	12/28/21

Broadway Ctr Partnership	Knoxville HMA Homecare DME & Hospice, LLC	Mercy HomeCare Equipment Co	2001 North Broadway, Suites 2A, 2B and 2C	081EF-008	Knoxville	TN	01/01/11	12/31/11

Healthcare Equity Partners, LLC	Knoxville HMA Cardiology PPM, LLC	Mercy St.Marys-Cwing annex	900 E Oak Hill Ave, Suite 500	081EH-016.01	Knoxville	TN	03/01/08	02/28/14

Healthcare Equity Partners, LLC	Knoxville HMA Cardiology PPM, LLC	Mercy St.Marys-Cwing annex	900 E Oak Hill Ave, Suite 600	081EH-016.01	Knoxville	TN	03/27/03	03/31/16

J.S. Ridenour Properties, LLC	Metro Knoxville HMA, LLC	Mercy East Towne Rehab & Cardiac Center	4711 Centerline Drive	059KC-006.01	Knoxville	TN	01/01/11	12/31/11

LHT Knoxville, LLC	Metro Knoxville HMA, LLC.	Mercy St. Mary’s POB	930 Emerald Ave., Suite 512	081EH-016.02E	Knoxville	TN	01/01/06	12/31/15

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
LHT Knoxville, LLC	Knoxville HMA Homecare DME & Hospice, LLC	Mercy HomeCare Services	4127 E. Emory Rd	038-086.02	Knoxville	TN	06/01/06	06/30/12

Fulton High School	Metro Knoxville HMA, LLC	Parking Agreement-101 spaces	Fulton High School	081EB-003	Knoxville	TN	08/01/10	07/31/12

TM&M Pellissippi Partnership	Metro Knoxville HMA, LLC	Mercy Northshore Office	9546 Northshore Drive	154-110.07	Knoxville	TN	04/28/08	12/31/12

MERCY NORTH

Emory Development Partners, LLC	Knoxville HMA Cardiology PPM, LLC	Mercy North MOB B - MPS Cardio	7557B Dannaher Way, Suite G35	047-085.03	Powell	TN	11/01/09	10/31/19

Emory Development Partners, LLC	Metro Knoxville HMA, LLC	Mercy North MOB B-Summit	7557B Dannaher Way, Suite 225	047-085.03	Powell	TN	02/01/09	01/31/19

Emory Development Partners, LLC	Metro Knoxville HMA, LLC	Mercy North MOB B North Masterlease	7557B Dannaher Way	047-085.03	Powell	TN	09/01/08	08/31/12

Mercy Medical Center, North and Mercy Health System, Inc.	Knoxville HMA Physician Management, LLC	Mercy North MOB B - Kristy Newton	7557B Dannaher Way, Suite 155	047-085.03	Powell	TN	05/01/10	08/31/12

Knoxville Equity Partners, LLC	Metro Knoxville HMA, LLC	Mercy North MOB A - Conference Room	7557 Dannaher Way, Ste 120	047-085.03	Powell	TN	01/22/04	01/21/12

Knoxville Equity Partners, LLC	Knoxville HMA Physician Management, LLC	Mercy North MOB A - Cofer	7557 Dannaher Way, Ste 140	047-085.03	Powell	TN	09/18/06	09/17/12

Knoxville Equity Partners, LLC	Metro Knoxville HMA, LLC	Mercy North MOB A - Pain	7557 Dannaher Way, Ste 240	047-085.03	Powell	TN	08/08/06	08/07/12

Emory Development Partners, LLC	Knoxville HMA Physician Management, LLC	Mercy North MOB B - Avery & Eapen	7551 Dannaher Way- Suite # TBD	047-085.03	Powell	TN	TBD after Cert of Occupancy	TBD after Cert of Occupancy

JEFFERSON MEMORIAL HOSPITAL

Byrd Brain Properties	Knoxville HMA Physician Management, LLC	JMH - Suite 260	120 Hospital Drive, Suite 260	029-029.01	Jefferson City	TN	12/04/09	12/03/11

G & K Land & Development, LLC	Jefferson County HMA, LLC	St. Mary’s Jefferson OP Rehab	334 South Hwy 92, Patriot Square Suite 3	057 052.05	Dandridge	TN	01/01/08	12/31/13

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
Jefferson City Aceland Properties, LLC	Jefferson County HMA, LLC	JMH - Suite 250	120 Hospital Drive, Suite 250	029-029.01	Jefferson City	TN	08/08/06	08/07/12

City of Jefferson City & Jefferson County	Jefferson County HMA, LLC	JMH MOB (old site)	1818 Bishop Avenue	023-033.02	Jefferson City	TN	04/01/97	03/31/21

City of Jefferson City & Jefferson County	Jefferson County HMA, LLC	Jefferson Memorial Hospital - Century Park	110 Hospital Drive	029-029.01	Jefferson City	TN	04/01/97	03/31/21

City of Jefferson City & Jefferson County	Jefferson County HMA, LLC	Jefferson Rural Clinic	128 Old W. Andrew Johnson Hwy	014MH-011	Jefferson City	TN	04/01/97	03/31/21

City of Jefferson City & Jefferson County	Jefferson County HMA, LLC	O.L. Merritt Clinic	107 East Main	068ND-012	Dandridge	TN	04/01/97	03/31/21

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH-Business Office	120 Hospital Drive, Suite G10 (formerly G01)	029-029.01	Jefferson City	TN	01/01/01	12/31/15

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH-	120 Hospital Drive, Suite G20	029-029.01	Jefferson City	TN	05/15/09	05/14/14

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH-Cardiac Rehab	120 Hospital Drive, Suite G30 (formerly G05)	029-029.01	Jefferson City	TN	09/01/03	08/31/13

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH-Board/Conference Room	120 Hospital Drive, Suite G40 (formerly G02)	029-029.01	Jefferson City	TN	09/01/03	08/31/13

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH - Rotation Clinic	120 Hospital Drive, Suite G50 (formerly G04)	029-029.01	Jefferson City	TN	09/01/03	08/31/13

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH-Administration	120 Hospital Drive, Suite G60 (formerly G02)	029-029.01	Jefferson City	TN	01/01/01	12/31/15

Jefferson Equity Partners, LLC	Jefferson County HMA, LLC	JMH-PT Clinic	120 Hospital Drive, Suite 210 (formerly 201)	029-029.01	Jefferson City	TN	01/01/01	12/31/15

Jefferson Equity Partners, LLC	KNOXVILLE HMA PHYSICIAN MANAGEMENT, LLC	MPS-Jefferson Pulmonary	120 Hospital Drive, Suite 220	029-029.01	Jefferson City	TN	04/01/03	03/31/12

LHT Knoxville Properties, LLC	Jefferson County HMA, LLC	Jefferson Memorial PT	643 East Broadway Blvd	015-082.04	Jefferson City	TN	08/01/98	07/31/15

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
Dakak Partners, L.P. (formerly owned by M&M Dandridge)	Jefferson County HMA, LLC	Dandridge Bldg	118 E Meeting St.	068FA-020	Dandridge	TN	04/21/01	10/20/13

ST. MARY’S MEDICAL CENTER OF CAMPBELL COUNTY

City of Lafollette, TN	Campbell County HMA, LLC	St. Mary’s Health & Rehabilitation Center of Campbell County	200 Torrey Road	085FB-019 or 020	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	St. Mary’s Homecare Services (Home Health Administrative Offices)	210 Torrey Road	085FB-019 or 020	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Home Health Offices & Supplies	214 Torrey Road	085FB-019 or 020	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	St. Mary’s Medical Center of Campbell County	923 East Central Avenue	085FB-011	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Records Building - Hospital Storage	923 East Central Avenue	085FB-011	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Storage & Trash Building	925 East Central Avenue	085FB-011	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	St. Mary’s Rural Health Clinic	905 East Central Avenue	085FB-015 or 011?	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Building - leased to Riggs Pharmacy	901 East Central Avenue	085FB-015 or 011?	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Medical Arts Building & Doctors office	919 East Central Avenue	085FB-011	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Materials Management	120 North Avenue	085FB-017	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Storage	127 North Ave	085FB-011 or 017?	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	Maintenance & Construction	130 North Massachusetts Ave	085FB-003	LaFollette	TN	07/01/00	06/30/15

City of Lafollette, TN	Campbell County HMA, LLC	SMCC POB	919 East Central Ave.	085FB011	Lafollette	TN	07/01/00	06/30/15

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
James A. Cotton, Jr. & James A. Cotton III	Knoxville HMA Physician Management, LLC	Jacksboro Clinic	3170 Appalachian Hwy, Ste 5	110AB-042	Jacksboro	TN	07/01/11	06/30/13

Cumberland Crossing, LLC	Knoxville HMA Physician Management, LLC	McCauley Clinic-Mercy Women’s Center	2500 Jacksboro Pike, Suite 6	103-069	Jacksboro	TN	08/26/08	08/31/11

MSCN, LLC	Campbell County HMA, LLC	Campbell Co Rehab Center	2146 Jacksboro Pike, Suite A	103FC-003	Lafollette	TN	10/17/08	10/16/11

ST. MARY’S MEDICAL CENTER OF SCOTT COUNTY

David Bruce Coffey, M.D.	Scott County HMA, LLC	SMMC Scott County-Omedco Bldg.	19268 Alberta Street	052HB-001	Oneida	TN	04/01/08	03/31/12

David Bruce Coffey, M.D.	Scott County HMA, LLC	SMMC Scott County-MRI	19244 Alberta Street	052HB-003	Oneida	TN	12/01/08	11/30/11

David Bruce Coffey, M.D.	Scott County HMA, LLC	SMMC Scott County - Imaging	19230 Alberta Street	052HB-001	Oneida	TN	08/15/08	08/14/12

Larry E. Perry	Scott County HMA, LLC	Storage Lease	21376 Alberta Street	?	Oneida	TN	09/01/10	Month- to- month

Scott County, Tennessee	Scott County HMA, LLC	St. Mary’s Medical Center of Scott County	18797 Alberta Street	052HF-012.01 or 014	Oneida	TN	01/01/08	05/14/12

Scott County, Tennessee	Scott County HMA, LLC	Patient Wing Renovation @ Hospital	18797 Alberta Street	052HF-012.01 or 014	Oneida	TN	01/01/08	05/14/12

Scott County, Tennessee	Scott County HMA, LLC	Professional MOB	18759 Alberta Street	052HF-012.01 or 014	Oneida	TN	01/01/08	05/14/12

MERCY WEST

Parkside Partners, LLC	Knoxville HMA Cardiology PPM, LLC	MOB I -Suite 300 & 301	10810 Parkside Drive, Suite 300&301	131-031.06	Knoxville	TN	01/01/04	02/28/12

Parkside Partners, LLC	Knoxville HMA Cardiology PPM, LLC	MOB I-Suite 302	10810 Parkside Drive, Suite 302	131-031.06	Knoxville	TN	11/01/08	10/31/13

Parkside Partners, LLC	Metro Knoxville HMA, LLC	MOB I-Ste 304 - HR Dept.	10810 Parkside Drive, Suite 304	131-031.06	Knoxville	TN	11/01/08	10/31/13

Parkside Partners, LLC	Metro Knoxville HMA, LLC	MOB I-Suite 306	10810 Parkside Drive, Suite 306	131-031.06	Knoxville	TN	02/01/09	01/31/14

Parkside Partners, LLC	Knoxville HMA Physician Management, LLC	MOB I-100-ET Women’s Spec	10810 Parkside Drive, Suite 100	131-031.06	Knoxville	TN	12/01/10	08/17/13

Baptist West MOB, LLC	Metro Knoxville HMA, LLC	MOB II - Physician Office Lease	10800 Parkside Drive, 1st and 2nd floor	131-031.07	Knoxville	TN	11/16/09	11/15/14

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
Baptist West MOB, LLC	Metro Knoxville HMA, LLC	MOB II - ASC Lease	10800 Parkside Drive, 1st floor	131-031.07	Knoxville	TN	11/16/09	11/15/19

XRT, LLC	Campbell County HMA, LLC	Harrogate Cancer Center	389 Forge Ridge Highway		Harrogate	TN	10/01/98	09/30/13

BAPTIST HOSPITAL OF COCKE COUNTY

William E. Lindsey	Cocke County HMA, LLC	Physician Office Building	434 Fourth Street	047NG-001	Newport	TN	01/01/09	12/31/13

Newport Medical Practice Service Group	Knoxville HMA Cardiology PPM, LLC	MPS-C at Family Pract Ctr - Newport	407 Fourth Street	N/A	Newport	TN	05/01/10	04/30/12

Clinton Land Partners	Knoxville HMA Physician Management, LLC		125 Frank Diggs Rd.		Cinton	TN	6/26/2011	05/25/14

Tatum Properties-Chapman Highway, Ltd	Knoxville HMA Homecare DME & Hospice, LLC	HME Office	4121, 4125, 4131 Chapman Hwy		Knoxville	TN	8/1/1997	7/31/12

Garbarino, Hood & Kickliter	Cocke County HMA, LLC	Dandridge Bldg.	1244 Gay St.		Dandridge	TN	11/01/00	09/30/12

REMOTE MOB LOCATIONS

Normak International Inc.	Knoxville HMA Physician Management, LLC	MPS - West Hills office	7009 Kingston Pike	120IA-003	Knoxville	TN	08/01/11	07/31/11

Spring Cress Realty, LLC	Knoxville HMA Physician Management, LLC	Lenoir City Senior Health Center	501 Adesa Boulevard	015-054	Lenoir City	TN	05/20/08	05/19/13

Neil G. Barry , III, MD and Thomas N. Epperson, III MD	Knoxville HMA Cardiology PPM, LLC	MPS-C in Middlesboro	3004 Cumberland Avenue		Middlesboro	TN	01/01/10	12/31/11

Atrium L.P.	Knoxville HMA Cardiology PPM, LLC	MPS-C Admin office	1225 Weisgarber Road, Suite S190&S290	106LA-007	Knoxville	TN	05/01/06	04/30/14

Blount Memorial Hospital Inc.	Knoxville HMA Cardiology PPM, LLC	Blount Memorial-Treadmill Rm	Blount Memorial Hospital		Maryville	TN	08/01/09	m-to-m

Chapman SC Realty Company, LP	Knoxville HMA Cardiology PPM, LLC	Mercy South	7323 Chapman Hwy	137-174	Knoxville	TN	04/20/10	12/31/20

Claiborne County Hospital and Nursing Home	Knoxville HMA Cardiology PPM, LLC	MPS-C at Claiborne County	1610 Tazewell Road, Suite 304	095DE-009?	Tazewell	TN	03/03/09	03/02/12

LESSOR	LESSEE	DESCRIPTION/ LOCATION	ADDRESS	TAX ID	CITY	STATE	EFFECTIVE DATE	EXPIRATION DATE
Crown Hill Enterprises, LLC	Knoxville HMA Physician Management, LLC	MPS-Jefferson City	657 E. Broadway	015-082.02	Jefferson City	TN	09/01/10	08/31/12

Fred Helton	Knoxville HMA Physician Management, LLC	MPS - Farragut office	110 Campbell Station Road, Suite 103	142-127.03	Farragut	TN	01/01/04	09/30/12

Waters & Waters, LLC	Jefferson County HMA, LLC	Sevierville Primary & Senior Health Care Center (Land)	707 Dolly Parton Parkway	049MB-001	Sevierville	TN	10/01/05	06/30/12

Waters & Waters, LLC	Jefferson County HMA, LLC	Sevierville Primary & Senior Health Care Center (Land)	707 Dolly Parton Parkway	049MB-001	Sevierville	TN	07/01/97	06/30/12

Allergy, Asthma & Immunology PC	Knoxville HMA Physician Management, LLC	MPS-Hematology Oncology	1114 E. Weisgarber Road, First Floor Middle Suite		Knoxville	TN	06/01/06	04/30/12

Franklin Foods, Inc.	Knoxville HMA Physician Management, LLC	MPS-Hematology Oncology	1114 E. Weisgarber		Knoxville	TN	05/01/08	04/30/12

Franklin Foods, Inc.	Knoxville HMA Physician Management, LLC	MPS-Hematology Oncology	1114 E. Weisgarber		Knoxville	TN	05/01/08	04/30/12

Mercy Riverside

Carroll Reagan	Metro Knoxville HMA, LLC	Mercy Print Shop	808 Sevier Avenue	095PE-027	Knoxville	TN	08/01/08	07/31/11

Schedule 4.17-2

Locations of Chief Executive Office, Taxpayer Identification Number, Etc.

The chief executive office address for each Loan Party is:

5811 Pelican Bay Blvd., Suite 500, Naples, Florida 34108

The tax payer identification number and organizational identification number of each Loan party is:

Legal Name	Control Number	EIN
Knoxville HMA Holdings, LLC	000660504	45-2528116

Campbell County HMA, LLC	000660519	45-2528273

Cocke County HMA, LLC	000660506	45-2528314

Jefferson County HMA, LLC	000660508	45-2528414

Knoxville HMA Cardiology PPM, LLC	000660510	45-2528163

Knoxville HMA Family Services, LLC	000660516	45-2546236

Knoxville HMA Homecare DME & Hospice, LLC	000660512	45-2528485

Knoxville HMA JV Holdings, LLC	000660511	45-2535635

Knoxville HMA Physician Management, LLC	000660509	45-2535719

Metro Knoxville HMA, LLC	000660505	45-2535623

Scott County HMA, LLC	000660507	45-2535671

Knoxville HMA Development, LLC	000660518	45-2528451

Schedule 4.17-3

Changes in Legal Name, State of Formation and Structure

Knoxville HMA Imaging Services, LLC’s name was changed to Knoxville HMA JV Holdings, LLC on September 23, 2011.

Schedule 7.1

Outstanding Indebtedness

Office Lease Agreement, dated July 1, 2003, between Metro Knoxville HMA, LLC, as tenant (through assignment by Baptist Health System of East Tennessee, Inc. (n/k/a Mercy Health Partners, Inc.)) and Parkside Partners, LLC (as landlord). Knoxville HMA Holdings, LLC has guaranteed the obligations of Metro Knoxville HMA, LLC under this agreement.

Schedule 7.2

Existing Liens

The land and building 434 Fourth Street is encumbered by a Tennessee Trust Deed, dated October 31, 1989, from William E. Lindsey (borrower as successor-in-interest to Issus, Incorporated) and Cocke County Baptist Hospital, Inc. to Jefferson-Pilot Investments, Inc. (beneficiary as successor-in-interest to Jefferson-Pilot Life Insurance Company).

Schedule 7.4

Existing Investments

Knoxville HMA JV Holdings, LLC holds a: (i) 51% membership interest in St. Mary’s Ambulatory Surgery Center, LLC; and (ii) 6.5% interest in LHT Knoxville Properties, LLC.

Exhibit 2.3

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank,

Agency Services

303 Peachtree Street, N. E./ 25th Floor

Atlanta, GA 30308

Attention: Doug Weltz

Telecopy Number: 404-221-2001

To Whom It May Concern:

Reference is made to the Credit Agreement dated as of September [__], 2011 (as amended, modified, supplemented, increased and extended from time to time and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A) Aggregate principal amount of Revolving Borrowing1:

(B) Date of Revolving Borrowing (which is a Business Day):

(C) Type of Revolving Loans comprising such Borrowing2:

(D) Interest Period3:

(E) Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed:

[1]	In the case of a Eurodollar Borrowing, not less than $5,000,000 or a larger multiple of $1,000,000; in the case of a Base Rate Borrowing, not less than $1,000,000 or a larger multiple of $100,000.
[2]	Eurodollar Borrowing or Base Rate Borrowing.
[3]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company

By:
Name:
Title:

Exhibit 2.4

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

SunTrust Bank,

Agency Services

303 Peachtree Street, N. E./ 25th Floor

Atlanta, GA 30308

Attention: Doug Weltz

Telecopy Number: 404-221-2001

To Whom It May Concern:

Reference is made to the Credit Agreement dated as of September [__], 2011 (as amended, modified, supplemented, increased and extended from time to time and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A) Aggregate principal amount of Swingline Loan4:

(B) Date of Swingline Loan (which is a Business Day):

(C) Account of the Borrower to which the proceeds of such Swingline Loan should be credited:

[4]	Not less than $100,000 or a larger multiple of $50,000

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company

By:
Name:
Title:

Exhibit 2.7

FORM OF NOTICE OF CONTINUATION/CONVERSION

[Date]

SunTrust Bank,

Agency Services

303 Peachtree Street, N. E./ 25th Floor

Atlanta, GA 30308

Attention: Doug Weltz

Telecopy Number: 404-221-2001

To Whom It May Concern:

Reference is made to the Credit Agreement dated as of September [__], 2011 (as amended, modified, supplemented, increased and extended from time to time and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Continuation/Conversion, and the Borrower hereby requests a continuation or conversion under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the continuation or conversion requested hereby:

(A) Aggregate principal amount of the Borrowing to be continued or converted5:

(B) Date of continuation or conversion (which is a Business Day):

(C) Type of Loans comprising such Borrowing6:

(D) Interest Period7:

[5]	In the case of a Eurodollar Borrowing, not less than $5,000,000 or a larger multiple of $1,000,000; in the case of a Base Rate Borrowing, not less than $1,000,000 or a larger multiple of $100,000.
[6]	Eurodollar Borrowing or Base Rate Borrowing.
[7]	Which must comply with the definition of “Interest Period” and, in the case of a Revolving Borrowing, end not later than the Revolving Commitment Termination Date.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company

By:
Name:
Title:

Exhibit 2.10

FORM OF NOTE

                    ,

FOR VALUE RECEIVED, KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company (the “Borrower”), hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of September [__], 2011 among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Payment Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company

By:
Name:
Title:

Exhibit 5.1

FORM OF COMPLIANCE CERTIFICATE

In connection with the terms of the Credit Agreement, dated as of September [__], 2011 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among Knoxville HMA Holdings, LLC, a Tennessee limited liability company (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate for the Fiscal [Quarter][Year] ended                     , 20__:

Capitalized terms used in this Compliance Certificate shall have the same meanings as those assigned to them in the Credit Agreement.

[Use the following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the annual financial statements required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ending December 31, [        ] along with the audit report and opinion of an independent certified public accountant required by such section.

[Use the following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Quarter ending [                    ,         ]

[Use the following paragraphs as applicable]

2. [No][A] Default or Event of Default has occurred and is continuing. [If a Default or Event of Default then specify the details thereof and the action which the Borrower has taken or proposes to take].

3. Set forth on Schedule 2 are detailed calculations demonstrating compliance with the financial covenants set forth in Article VI of the Credit Agreement.

4. There has been [no] change in GAAP or the application thereof since December 31, 2010. [If any change in GAAP has occurred, please specify the effect of such change on the financial statements accompanying this certificate].

[SIGNATURE ON FOLLOWING PAGE]

The foregoing is true and correct, in all material respects, as of the date hereof.

Dated as of                     ,         .

KNOXVILLE HMA HOLDINGS, LLC, a Tennessee limited liability company

By:
Name:
Title:

Exhibit 5.10

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of                     ,         , is by and between                     , a                      (the “New Subsidiary”), and SunTrust Bank, in its capacity as Administrative Agent under the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of September [__], 2011 by and among Knoxville HMA Holdings, LLC, a Tennessee limited liability company (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 5.10 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or Hedging Transactions with the Borrower or any Subsidiary, and each other holder of the Obligations, as provided in Article X of the Credit Agreement, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral (as defined in the Security Agreement) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations (as defined in the Security Agreement).

3. The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(i) Set forth on Schedule 1 is a list of all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof.

(ii) Set forth on Schedule 2 is the chief executive office, U.S. tax payer identification number and organizational identification number of the New Subsidiary as of the date hereof.

(iii) The exact legal name and state of organization of the New Subsidiary is as set forth on the signature pages hereto.

(iv) Except as set forth on Schedule 3, the New Subsidiary has not during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

(v) Set forth on Schedule 4 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by the New Subsidiary as of the date hereof.

(vi) As of the Closing Date, the New Subsidiary has no Commercial Tort Claims seeking damages in excess of $100,000 other than as set forth on Schedule 5.

3. The address of the New Subsidiary for purposes of all notices and other communications is the address set forth for the Borrower in Section 11.1 of the Credit Agreement.

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article X of the Credit Agreement.

5. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

Exhibit 11.4

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, supplemented, increased and extended from time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Knoxville HMA Holdings, LLC

4.	Administrative Agent:	SunTrust Bank, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	Credit Agreement dated as of September [ ], 2011 among Borrower, the Lenders party thereto, the Guarantors party thereto and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                      , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][3] Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[Consented to:][4]

KNOXVILLE HMA HOLDINGS, LLC

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1

KNOXVILLE HMA HOLDINGS, LLC CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Domestic Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.